Exhibit 10.22
Summary of Director Compensation
     Directors who are employees of the Company receive no additional compensation for their services as directors. Each non-employee director receives:
•	an annual retainer in the amount described below;

•	a meeting fee of $2,000 for each Board or committee meeting attended in person and $1,000 for each telephonic meeting (but only one fee in the event that more than one such meeting is held on a single day);

•	an initial grant of an option to purchase 12,000 shares of common stock on the date of such director’s appointment to the Board of Directors;

•	an annual grant of an option to purchase 8,000 shares of common stock; and

•	reimbursement for necessary travel expenses incurred in attending such meetings.
     Additionally, the Board member serving as Chairman of the Audit Committee and the Board member serving as Chairman of the Compliance Committee receive an additional $2,000 per month. The Board member serving as Chairman of the Nominating and Corporate Governance Committee and the Board member serving as Chairman of the Compensation Committee receive an additional $1,000 per month.
     In 2006, each non-employee director received an annual retainer of $12,000. On November 2, 2006, the Board of Directors increased the annual cash retainer to be paid to each non-employee director in 2007 and for subsequent years to $40,000.